Exhibit 10.82

ORBITZ 200 South Wacker Drive, Suite 1900, Chicago, IL 60606 www.orbitz.com	Gary R. Doernhoefer Vice President, General Counsel T (312) 894-4755 F (312) 894-4855 garyd@orbitz.com

June 24, 2003

Douglas L. Abramson
Senior Vice President, Human Resources
  General Counsel and Secretary
Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, GA 30339-3196

  Re:    Amended and Restated Agreement for CRS Access and Related Services, dated as of November 1, 2001, between Orbitz, LLC and Worldspan, L.P., as amended (the "Agreement")

Dear Doug:

        You have informed us that Delta Air Lines, Inc., NWA Inc., American Airlines, Inc. and NewCRS Limited, Inc. (collectively, the "Sellers") have entered, into a Partnership Interest Purchase Agreement, dated as of March 3, 2003 (as amended, from time to time, the "Purchase Agreement"), pursuant to which Sellers have agreed to sell, subject to certain conditions, all of the outstanding general and limited partnership interests of Worldspan, L.P. (the "WS Partnership Interests") to Travel Transaction Processing Corporation and/or its subsidiaries or affiliates (the "Buyer"). The Buyer has been formed by Citigroup Venture Capital Equity Partners, L.P. and Ontario Teachers' Pension Plan Board.

        When countersigned by you, together with the signature below, Orbitz hereby acknowledges and agrees that this transaction does not give rise to Orbitz's right to terminate the Agreement pursuant to Section 7.5 thereof, and that Section 7.5 thereof does not apply to the sale and purchase of the WS Partnership Interests pursuant to the Purchase Agreement (the "Transaction"). In addition, it is hereby agreed that the first sentence of the definition of "Change-in-Control" in the Agreement shall be amended and restated as follows, if and only if, and effective as of the date on which, the Transaction is consummated:

  "Change-in-Control" shall occur at such time as Travel Transaction Processing Corporation and its affiliates collectively no longer hold, directly or indirectly, more than fifty percent (50%) of the voting interests in Worldspan or if Worldspan is combined with another entity of which Travel Transaction Processing Corporation and its affiliates collectively do not hold, directly or indirectly, more than fifty percent (50%) of the voting interests of the combined entity, if in connection with such change in ownership, Worldspan or the Successor (as defined in Section 7.5) migrates the Worldspan System to a Successor System (as defined in Section 7.5)."

        Please indicate your agreement by executing the signature line below and returning this letter to my attention as soon as possible. If you have any questions or comments please contact me at (312) 894-4755.

Sincerely,
/s/ GARY R. DOERNHOEFER
Gary R. Doernhoefer
AGREED TO AND ACCEPTED:
Worldspan, L.P.
By:	/s/ DOUGLAS L. ABRAMSON
Name: Douglas L. Abramson Title: Senior Vice President, General Counsel & Secretary

        The assurances provided herein are based, in part, on the mutual agreement to amend Schedule A to the Agreement as described in paragraph 2 of this letter. Accordingly, this letter is of no force or effect unless both signed by the author and countersigned by the addressee or other officer of Worldspan, L.P.